Exhibit 10.15

Employment Agreement of William Eichhorn

This Employment Agreement (this “Agreement”) is effective as of March 28, 2013 (the “Effective Date”), by and between Textura Corporation (the “Company”) and William Eichhorn (the “Executive”).

RECITALS

A.                                    The Executive is currently employed by the Company as its Executive Vice President (“EVP”) pursuant to an employment agreement dated October 1, 2010 (the “Prior Agreement”).

B.                                    The Company and the Executive have agreed that upon the execution of this Agreement the Prior Agreement shall be terminated and of no further force and effect.

C.                                    The Company desires that the Executive continue to serve as EVP of the Company and the Executive desires to continue his employment with the Company.

D.                                    In the course of his employment with the Company, the Executive has had, and will continue to have, access to certain Secret or Confidential Information (as defined in Section 8 below) that relates to the business of the Company.

E.                                     The Company desires that any such Secret or Confidential Information not be disclosed to other parties or otherwise used for unauthorized purposes.

NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions stated in this Agreement, the Company and the Executive hereby agree as follows:

1.                                      Employment.  The Company shall continue to employ the Executive, and the Executive hereby accepts continued employment with the Company, as its EVP.  During the Term (as defined in Section 2 below), the Executive shall have the title, status and duties of the Position and shall report directly to the Company’s Chief Executive Officer (the “CEO”).  The Executive’s principal business office shall be located in Deerfield, Illinois or such other location as determined by the Company’s Board of Directors (the “Board”), and the Executive shall maintain a residence within seventy-five (75) miles of the Company’s principal business office for the duration of the Term.

2.                                      Term.  The term of employment under this Agreement (the “Term”) shall commence on the Effective Date and shall continue thereafter until September 30, 2014, provided that this Agreement shall remain in effect and the Term shall be extended for a one (1) year period commencing October 1, 2014, and for one (1) year periods thereafter unless, on or before March 31, 2014, or any subsequent March 31 prior to the expiration of any one (1) year extension, either the Executive or the Company delivers to the other written notice of the Executive’s or the Company’s intention not to continue this Agreement in effect, in which case this Agreement shall terminate as of September 30 of the year in which such notice is given.

3.                                      Duties.  During the Term:

(a)                                 The Executive shall perform duties assigned by the CEO from time to time, provided that the Executive shall not be assigned duties or responsibilities that are materially lower in status than, or are otherwise inconsistent with, those traditionally assigned to his position in a company similar in size to the Company.

(b)                                 The Executive shall devote substantially all of the Executive’s full time and best efforts to serving in his position.  However, the Executive may devote reasonable time to activities such as supervision of personal investments and activities involving professional, charitable, educational, religious, civic, and similar types of activities, speaking engagements and membership on other boards of directors, subject to Section 3(c) below, provided that such activities, engagements, and memberships do not interfere in any material way with the business of the Company or the ability of the Executive to perform his duties, and provided further that the Executive may not serve on the boards of directors of more than one (1) other company without the Board’s written consent.  The time involved in such activities, engagements, and memberships shall not be treated as vacation time.  The Executive shall be entitled to keep any amounts paid to the Executive in connection with such activities, engagements, and memberships (e.g., director fees and honoraria).

(c)                                  The Executive shall perform the Executive’s duties diligently and competently and shall act in conformity with the Company’s written and oral policies and within the limits, budgets and business plans set by the Company.  The Executive shall at all times strictly adhere to and obey all of the rules, regulations and policies in effect from time to time relating to the conduct of executives of the Company.  Except as provided in Section 3(b) above, the Executive shall not engage in consulting work or any trade or business for the Executive’s own account.  The Executive shall not engage in consulting work or any trade or business on behalf of any other person, firm or company that competes with the Company or conflicts or interferes with the performance of the Executive’s duties hereunder in any way.

4.                                      Compensation and Benefits.  During the Term, the Company shall provide to the Executive, and the Executive shall accept from the Company as full compensation for the Executive’s services hereunder, compensation and benefits as follows:

(a)                                 Base Salary.  The Company shall pay the Executive an annual base salary (“Base Salary”) of three hundred twenty-five thousand dollars ($325,000).  The Board, or such committee of the Board as is responsible for setting the compensation of Company officers, shall review (in consultation with the CEO) the Executive’s performance and Base Salary annually and determine whether to adjust the Executive’s Base Salary on a prospective basis.  Such adjusted annual salary then shall become the Executive’s “Base Salary” for purposes of this Agreement.  The Executive’s annual Base Salary shall not be reduced without the Executive’s written consent.  The Company shall pay the Executive’s Base Salary according to payroll practices then in effect for all officers of the Company.

(b)                                 Incentive Compensation.  The Executive shall be eligible to participate in any performance bonus plans, long-term incentive plans, and equity-based compensation plans established or maintained by the Company for its officers, in each case as the Board (or appropriate Board committee) may determine from time to time in its discretion.  For each fiscal year during the Term, the Executive shall be eligible for a target bonus under the Company’s bonus plan equal to seventy percent (70%) of the Executive’s Base Salary, provided that the actual amount of such bonus may range from zero percent (0%) to one hundred five percent (105%) of the Executive’s Base Salary, contingent upon the achievement of performance goals set by the Company.  The Board (or appropriate Board committee) shall determine (in consultation with the CEO) and communicate the Executive’s bonus plan participation and the applicable performance goals for each fiscal year during the Term hereof not later than January 31 of such fiscal year commencing January 31, 2014.  The target bonus for any subsequent fiscal year shall not be less than seventy percent (70%) of the Executive’s Base Salary, provided that the actual bonus payable by the Company shall be contingent upon the achievements of the performance goals set by the Board and the Company.  The Company shall pay the Executive’s performance bonus in cash provided the Company has adequate cash to make the payment and adequate cash reserves after making the payment (as the Board determines in its discretion after consulting with the Executive).  The Executive’s performance bonus shall be paid at the same time as performance bonus payments for such year (if any) are made to other participants with respect to such fiscal year, and in all events within the two and one-half (2½) months following the end of the fiscal year in respect of which the bonus is earned, provided that the Executive’s performance bonus (if any) for a fiscal year shall be considered earned on the final day of the performance period applicable to such bonus.  Performance bonuses are intended to qualify for the short-term deferral exception to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(c)                                  Executive Benefit Plans.  The Executive shall be eligible to participate in any benefit plans offered by the Company to similarly situated executive employees including, without limitation, medical, dental, short-term and long-term disability, life insurance, pension, profit sharing and nonqualified deferred compensation arrangements, as the Board may determine from time to time in its discretion.  The Company reserves the right to modify, suspend or discontinue any and all of its plans, practices, policies and programs at any time without recourse by the Executive, so long as the Company takes such action generally with respect to other similarly situated officers.

(d)                                 Business Expenses.  The Company shall reimburse the Executive for all reasonable and necessary business expenses the Executive incurs in the performance of services with the Company, according to the Company’s policies and upon the Executive’s presentation of an itemized written statement and such verification as the Company may require.  The Company shall use its best efforts to reimburse such expenses no later than sixty (60) days following the Executive’s submission of such expenses; provided, that such expenses shall be reimbursed no later than December 15 of the year following the fiscal year in which the expenses were incurred.

(e)                                  Vacation.  The Executive shall be entitled to a maximum of twenty-five (25) paid vacation days per calendar year accrued on a pro rata basis throughout the calendar year.  The Executive’s maximum vacation accrual that can be carried over to any subsequent year shall not exceed twenty-five (25) vacation days.  Once the maximum vacation accrual of twenty-five (25) days is reached, the Executive shall no longer accrue vacation until the unused amount accrued is below such maximum level allowed.

5.                                      Payments on Termination of Employment.

(a)                                 Definition of Termination of Employment.  For purposes of this Agreement, the Executive’s employment with the Company shall be deemed to be terminated when the Executive has a separation from service (as such term is defined under Code Section 409A), and references to termination of employment shall be deemed to refer to a separation from service.

(b)                                 Termination of Employment for any Reason.  The following payments shall be made upon the Executive’s termination of employment for any reason:

(i)                                     Earned but unpaid Base Salary through the date of termination, payable according to payroll practices then in effect for all officers of the Company;

(ii)                                  Any annual incentive plan bonus for which the performance measurement period has ended, but that is unpaid at the time of termination, payable at the same time that annual incentive plan bonus payments for such year (if any) are made to other participants with respect to such year, and in all events within the two and one-half (2½) months following the end of the year in respect of which the bonus is earned;

(iii)                               Any accrued but unpaid vacation, payable according to payroll practices then in effect for all officers of the Company;

(iv)                              Any amounts payable under any of the Company’s benefit plans in accordance with the terms of those plans, except as may be required under Code Section 401(a)(13); and

(v)                                 Unreimbursed business expenses incurred prior to the date of termination and appropriately documented by the Executive on the Company’s behalf, payable within thirty (30) days following submission of appropriate documentation, but in no event later than sixty (60) days following the date of termination.

(c)                                  Termination of Employment for Death or Disability.  In addition to the amounts determined under Section 5(b) above, if the Executive’s termination of employment occurs by reason of death or Disability (as defined below), the Executive (or the Executive’s estate) shall receive a lump sum payment equal to the higher of (i) the actual annual bonus paid for the bonus plan year immediately preceding such termination, and (ii) the target bonus for the bonus plan year in which such termination occurs, and payable within sixty (60) days following the date of termination of employment.  If any question arises as to whether the Executive has incurred a Disability, upon request therefore by the Board, the Executive shall submit to medical examination for the purpose of determining the existence, nature and extent of any such Disability.  In the event the Executive incurs a Disability, until the date of the Executive’s termination of employment, the amount of Base Salary payable to the Executive under Section 4 above shall be reduced dollar-for-dollar by the amount of disability benefits paid to the Executive under any short- or long-term disability plan, policy or program of the Company.  For purposes of this Agreement, “Disability” shall mean, in the written opinion of a qualified physician selected by the Company subject to the approval of the Executive which approval will not be reasonably withheld, the Executive is by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, (A) unable to engage in any substantial gainful activity, or (B) receiving income replacement benefits for a period of not less than three (3) months under a Company disability plan.  Either the Company or the Executive may initiate a termination due to Disability pursuant to this Section 5(c).

(d)                                 Termination by the Company Without Cause, or Termination by the Executive for Good Reason.  If the Company terminates the Executive’s employment during the Term other than for Cause (as defined below), death or Disability, or the Executive terminates employment for Good Reason (as defined below), in addition to the benefits payable under Section 5(b) above, the Company shall pay the following amounts and provide the following severance benefits:

(i)                                     Continued payment of Base Salary for a period of twenty-four (24) months following the Executive’s termination of employment, payable according to payroll practices then in effect for all officers of the Company, provided that any payments that would otherwise be made during the first sixty (60) days following the Executive’s termination of employment will be made on the sixtieth (60th) day;

(ii)                                  On the one (1) year anniversary of the Executive’s termination of employment, a lump sum payment in an amount equal to the greater of the Executive’s target bonus for the bonus plan year in which such termination occurred, or the average bonus actually received by the Executive for the three (3) completed bonus plan years preceding the year in which termination of employment occurs;

(iii)                               Continued coverage under the Company’s medical, dental, and vision plans, if the Company continues to maintain such plans, for a period of up to twenty-four (24) months following the Executive’s termination of employment, at the same cost to the Executive as in effect on the date of the Executive’s termination of employment; provided that the Company may, at its election, reimburse an equivalent portion of the Executive’s substantiated medical, dental, and vision coverage insurance premiums with a third party insurer, as approved by the Company, in satisfaction of its obligation under this Section 5(d)(iii), if any; and provided further that the Company’s obligation under this Section 5(d)(iii), if any, shall cease on the date the Executive becomes eligible for coverage under other group medical, dental and visions plans, as applicable.  Nothing in this Section 5(d)(iii) shall be construed to extend the period over which COBRA continuation coverage must be provided to the Executive or the Executive’s dependents beyond that mandated by law;

(iv)                              Immediate vesting of any outstanding stock options, restricted stock or other equity-based compensation awards upon the date of the Executive’s termination of employment.  Any such vested stock options shall be exercisable immediately at any time prior to the earlier of (A) four (4) years from the Executive’s termination of employment, or (B) the stock option expiration or other termination date, subject to the terms of the applicable equity-based compensation awards and plans and applicable insider trading policies and regulations.  Notwithstanding the foregoing, any restricted stock or other equity-based compensation awards that were intended to satisfy the requirements for performance-based compensation under Code Section 162(m), and would become vested only upon the attainment of specified performance goals, shall vest only if (and at the time that) such performance goals are achieved; and

(v)                                 Outplacement services, as elected by the Executive (and with a firm selected by the Executive), not to exceed twenty-five thousand dollars ($25,000) in total.  Such outplacement services must be incurred by the Executive no later than the end of the calendar year that includes the second anniversary of the Executive’s termination of employment.  If applicable, the Company shall use its best efforts to reimburse such expenses within sixty (60) days after the Executive submits written documentation or other proof of expenses acceptable to the Company; provided, that the reimbursement of such expenses shall be made to the Executive no later than the end of the fiscal year that includes the third (3rd) anniversary of the Executive’s termination of employment.

(e)                                  Termination by the Company in Connection with Non-Renewal of Agreement.  If the Company notifies the Executive pursuant to Section 2 that it does not intend to renew this Agreement and, upon the end of the Term or within thirty (30) days thereafter, the Company either terminates the Executive’s employment without Cause or removes him from his position with the Company, the Company shall pay to Executive upon his termination of employment the following severance benefits:

(i)                                     Those benefits provided in Section 5(d)(i), but for a period of twelve (12) months rather than twenty-four (24) months;

(ii)                                  Those benefits provided in Section 5(d)(ii);

(iii)                               Those benefits provided in Section 5(d)(iii), but for a period of twelve (12) months rather than twenty-four (24) months;

(iv)                              Those benefits provided in Section 5(d)(iv); and

(v)                                 Those benefits provided in Section 5(d)(v).

(f)                             Termination Upon a Change in Control Event.  If (1) the Company terminates the Executive’s employment during the Term other than for Cause (as defined below), death or Disability, (2) the Executive terminates employment for Good Reason (as defined below) during the Term, or (3) the Company notifies the Executive pursuant to Section 2 that it does not intend to renew this Agreement and, upon the end of the Term or within thirty (30) days thereafter, the Company either terminates the Executive’s employment without Cause or removes him from his position, in each case, during the twenty-four (24) month period following a change in control event (as such term is defined under Code Section 409A), in addition to the benefits payable under Section 5(b) above, but in lieu of the benefits payable under Sections 5(d) and (e), the Company shall pay to the Executive upon the Executive’s termination of employment the following amounts and provide the following severance benefits:

(i)                                     Continued payment of Base Salary for a period of twenty-four (24) months following the Executive’s termination of employment, payable according to payroll practices then in effect for all officers of the Company, provided that any payments that would otherwise be made during the first sixty (60) days following the Executive’s termination of employment will be made on the sixtieth (60th) day;

(ii)                                  On the one (1) year anniversary of the Executive’s termination of employment, a lump sum payment in an amount equal to two (2) times the greater of the Executive’s target bonus (1) for the bonus plan year in which such termination occurred or in which the change in control event occurred, whichever is greater, and (2) the average bonus actually received by the Executive for the three (3) completed bonus plan years preceding the year in which termination of employment occurs;

(iii)                               Continued coverage under the Company’s medical, dental, and vision plans, if the Company continues to maintain such plans, for a period of up to twenty-four (24) months following the Executive’s termination of employment, at the same cost to the Executive as in effect on the date of the Executive’s termination of employment; provided that the Company may, at its election, reimburse an equivalent portion of the Executive’s substantiated medical, dental, and vision coverage insurance premiums with a third party insurer, as approved by the Company, in satisfaction of its obligation under this Section 5(f)(iii), if any; and provided further that the Company’s obligation under this Section 5(f)(iii), if any, shall cease on the date the Executive becomes eligible for coverage under other group medical, dental and visions plans, as applicable.  Nothing in this Section 5(f)(iii) shall be construed to extend the period over which COBRA continuation coverage must be provided to the Executive or the Executive’s dependents beyond that mandated by law;

(iv)                              Immediate vesting of any outstanding stock options, restricted stock or other equity-based compensation awards upon the date of the Executive’s termination of employment.  Any such vested stock options shall be exercisable immediately at any time prior to the earlier of (A) four (4) years from the Executive’s termination of employment, or (B) the stock option expiration or other termination date, subject to the terms of the applicable equity-based compensation awards and plans and applicable insider trading policies and regulations.  Notwithstanding the foregoing, any restricted stock or other equity-based compensation awards that were intended to satisfy the requirements for performance-based compensation under Code Section 162(m), and would become vested only upon the attainment of specified performance goals, shall vest only if (and at the time that) such performance goals are achieved; and

(v)                                 Outplacement services, as elected by the Executive (and with a firm selected by the Executive), not to exceed twenty-five thousand dollars ($25,000) in total.  Such outplacement services must be incurred by the Executive no later than the end of the calendar year that includes the second anniversary of the Executive’s termination of employment.  If applicable, the Company shall use its best efforts to reimburse such expenses within sixty (60) days after the Executive submits written documentation or other proof of expenses acceptable to the Company; provided, that the reimbursement of such expenses shall be made to the Executive no later than the end of the fiscal year that includes the third (3rd) anniversary of the Executive’s termination of employment.

(g)                                  Good Reason.  For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without the Executive’s consent:  (i) a material diminution in the Executive’s base compensation; (ii) a material diminution in the Executive’s authority, duties, or responsibilities in his position, including, without limitation, requiring the Executive to report to someone other than the CEO; (iii) a material diminution in the budget over which the Executive retains authority; (iv) a change in the geographic location at which the Executive must perform the services to a location outside of the Chicago metropolitan area (or the assignment of duties that would reasonably require such change); or (v) any other action or inaction that constitutes a material breach by the Company of this Agreement.  The Executive must provide notice to the Company of the existence of a condition constituting Good Reason within a period not to exceed ninety (90) days of the initial existence of such condition, and the Company shall have a period of at least thirty (30) days following the notice during which it may remedy the condition.  Any termination for Good Reason must occur within six (6) months following the initial existence of one (1) or more of the foregoing Good Reason conditions.

(h)                                 Cause.  For purposes of this Agreement, “Cause” shall mean:  (i) the Executive’s willful and continued failure to satisfactorily perform the Executive’s duties as an executive of the Company (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand for performance is delivered to the Executive, which demand specifically identifies the manner in which the Executive has not satisfactorily performed the Executive’s duties, and which gives the Executive at least thirty (30) days to cure such alleged deficiencies, (ii) the Executive’s willful misconduct or dishonesty, which is demonstrably and materially injurious to the

Company or an affiliate, monetarily, reputationally, or otherwise, (iii) the Executive’s engaging in egregious misconduct involving serious moral turpitude that results in the Executive’s credibility and reputation no longer conforming to the standard of officers of the Company, (iv) the Executive’s refusal or failure to substantially comply with the Company’s human resources rules, policies, directions or restrictions relating to harassment or discrimination, or to substantially comply with the Company’s Code of Business Conduct and, in addition, any applicable written rules, policies, directions or restrictions relating to compliance or risk management, (v) the Executive’s commission of any act that could result in the legal disqualification of the Executive from being employed by the Company or an affiliate, (vi) the Executive’s failure to reasonably cooperate with the Company or an affiliate in any internal investigation or administrative, regulatory or judicial proceeding, or (vii) the Executive’s conviction of, or plea of nolo contendere to, a felony or other crime involving moral turpitude.  In addition, the Executive’s employment shall be deemed to have terminated for Cause if, after the Executive’s employment has terminated, facts and circumstances are discovered that would have justified a termination for Cause.  For purposes of this Section 5(h), an action shall not be “willful” if the Executive reasonably believed that such action was in the best interests of the Company.

(i)                                     Six (6) Month Delay.  If, at the time the Executive becomes entitled to a termination payment under this Section 5, the Executive is a “specified employee” (as defined under Code Section 409A), then, notwithstanding any other provision in this Agreement to the contrary, the following provisions shall apply:

(i)                                     No such termination payment considered deferred compensation under Code Section 409A and not subject to an exception or exemption thereunder shall be paid to the Executive until the date that is six (6) months after the Executive’s termination or, if earlier, the date of the Executive’s death (the “Six Month Delay Rule”).  Any such termination payment that otherwise would have been paid to the Executive during this six (6) month period (the “Six Month Delay”) shall instead be aggregated and paid to the Executive no later than ten (10) days following the date that is six (6) months after the Executive’s termination.  Any termination payment to which the Executive is entitled to be paid under this Section 5 after the date that is six (6) months after the Executive’s termination shall be paid to the Executive in accordance with the applicable terms of this Section 5.

(ii)                                  During the Six Month Delay, the Company shall pay to the Executive the applicable payments set forth in this Section 5, to the extent any of the following exceptions to the Six Month Delay Rule apply:

(A)                               the short-term deferral rule of Code Section 409A and Treasury Regulation §1.409A-1(b)(4) (or any similar or successor provisions) including the treatment of each payment as one of a series of separate payments for purposes of Code Section 409A and Treasury Regulation §1.409A-2(b)(2)(iii)) (or any similar or successor provisions);

(B)                               payments permitted under the separation pay exception of Code Section 409A and Treasury Regulation §1.409A-1(b)(9)(iii) (or any similar or successor provisions); and

(C)                               payments permitted under the limited payments exception of Code Section 409A and Treasury Regulation §1.409A-1(b)(9)(v)(D) (or any similar or successor provisions);

provided that the amount paid under this Section 5 shall count toward, and shall not be in addition to, the total payment amount required to be made to the Executive by the Company under this Section 5 on account of the separation from service and any applicable Company benefit plan.

(j)                                    Release.  The Company shall deliver to the Executive an effective general release and waiver of claims in favor of the Company, its shareholders, officers and related parties, substantially in the form of Exhibit A (the “Release”) within ten (10) days following the Executive’s termination of employment, and the Executive shall deliver an original, signed Release to the Company within twenty-one (21) business days (or such longer period as may be required by applicable law to constitute an effective release of all claims) after receipt of the same from the Company.  Notwithstanding anything in this Agreement to the contrary, no payments pursuant to Section 5(c), Section 5(d), Section 5(e) or Section 5(f) above shall be made prior to the date that both (i) the Executive has delivered an original, signed Release to the Company and (ii) the revocability period (if any) has elapsed, and provided that any payments that would otherwise be made during the first sixty (60) days following the Executive’s termination of employment will be made on the sixtieth (60th) day.  If the Executive does not deliver an original, signed Release to the Company within twenty-one (21) business days (or such longer period as may be required by applicable law to constitute an effective release of all claims) after receipt of the same from the Company, (A) the Executive’s rights shall be limited to those made available to the Executive under Section 5(b) above, and (B) the Company shall have no obligation to pay or provide to the Executive any amount or benefits described in Section 5(c), Section 5(d), Section 5(e) or Section 5(f) above, or any other monies on account of the termination of the Executive’s employment.

(k)                                 Removal from any Boards and Positions.  Upon the Executive’s termination of employment for any reason under this Agreement, the Executive shall be deemed to resign (i) if a member, from the Board or board of directors of any affiliate or any other board to which the Executive has been appointed or nominated by or on behalf of the Company, (ii) from any position with the Company or any affiliate, including, without limitation, as an officer of the Company or any of its affiliates, and (iii) as a fiduciary of any employee benefit plan of the Company.

(l)                                     No Further Obligations under Agreement.  Except as specifically provided in this Section 5 and Section 26, the Company shall have no further obligation to the Executive under this Agreement in the event of the Executive’s termination of employment for any reason.

6.                                      Recapture of Certain Incentive Compensation.  If the Company is required to prepare an accounting restatement during the Term, due to the material noncompliance of the Company with any financial reporting requirement under the federal securities laws, which is a result of misconduct, the Executive shall reimburse the Company, promptly upon notice and demand, for (a) any bonus or other incentive-based or equity-based compensation received from the Company during the twelve (12) month period following the first public issuance or filing with the Securities and Exchange Commission, whichever occurs first, of the financial document embodying such financial reporting requirement; and (b) any profits realized from the sale of securities of the Company during that twelve (12) month period.  Further, any payments made by the Company to the Executive in connection with his employment by the Company shall be subject to any compensation recovery policy adopted by the Company to comply with applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or to comport with good corporate governances practices, as such policy may be amended from time to time.

7.                                      Restrictive Covenants.  The Executive understands the global nature of the Company’s businesses and the effort the Company and its affiliates undertake to develop and protect their business and their competitive advantage.  Accordingly, the Executive agrees that the scope and duration of the restrictions described in this Agreement are reasonable and necessary to protect the legitimate business interests of the Company and its affiliates.  The Executive further agrees that during the period of his employment and for a period of two (2) years following a termination of the Executive’s employment for any reason, the Executive shall not:

(a)                                 singly, jointly, or in any other capacity, in a manner that contributes to any research, technology, development, account, trading, marketing, promotion, or sales and that relates to the Executive’s service with the Company or an affiliate, directly or beneficially, manage, join, participate in the management, operation or control of, or provide services to (as an employee, consultant, independent contractor, or otherwise), or permit the use of his name by, or provide financial or other assistance to, or be connected in any manner with, any other company, individual or business entity that directly competes with the Company or its affiliates, without the express written approval of the Board;

(b)                                 provide any service or assistance that (i) is of the general type of service or assistance provided by the Executive to the Company or an affiliate, (ii) relates to any technology, account, product, project or piece of work, with which the Executive was involved during his employment with the Company or an affiliate, and (iii) contributes to causing an entity to come within the definition described in paragraph (a) above;

(c)                                  solicit or accept if offered to him, with or without solicitation, on his own behalf or on behalf of any other person, the services of any person who is a then current employee of the Company or an affiliate (or was an employee of the Company or an affiliate during the two (2) years preceding such solicitation), nor solicit any of the Company’s or an affiliate’s then current employees (or an individual who was employed by or engaged by the Company or an affiliate during the two (2) years preceding such solicitation) to terminate employment or an engagement with the Company or an affiliate, nor agree to hire any then current employee (or an individual who was an employee of the Company or an affiliate during the year preceding such hire) of the Company or an affiliate into employment with himself or any other company, individual or other business entity;

(d)                                 directly or indirectly divert or attempt to divert from the Company any business in which the Company has been actively engaged during the Term, nor interfere with the relationships of the Company with its sources of business; or

(e)                                  make any statement, written or verbal, in any forum or media, or take any other action, in disparagement of the Company or an affiliate.  The statements prohibited by this Section 7(e) include, without limitation, negative references to the Company’s or an affiliate’s products, services, corporate policies, officers and/or directors.

8.                                      Confidentiality.  The Executive acknowledges that the Company or an affiliate may disclose Secret or Confidential Information to the Executive during the Term to enable him to perform his duties hereunder.  The Executive agrees that, subject to the following sentence, he shall not during the Term (except in connection with the proper performance of his duties hereunder) and thereafter, without the prior written consent of the Company, disclose to any person or entity any material or significant Secret or Confidential Information concerning the business of the Company or an affiliate.  This paragraph shall not be applicable if and to the extent the Executive is required to testify in a legislative, judicial or regulatory proceeding pursuant to an order of Congress, any state or local legislature, a judge, or an administrative law judge, or if such Secret or Confidential Information is required to be disclosed by the Executive by any law, regulation or order of any court or regulatory commission, department or agency.  The Executive further agrees that if his employment by the Company is terminated for any reason, he shall not take with him, but shall leave with the Company, all records and papers and all matter of whatever nature that bears Secret or Confidential Information.  For purposes of this Agreement, the term “Secret or Confidential Information” shall include, without limitation, any and all records, notes, memoranda, data, writings, research, personnel information, customer information, clearing members’ information, the Company’s and any affiliates’ financial information and plans, processes, methods, techniques, systems, formulas, patents, models, devices, compilations, or any other information of whatever nature in the possession or control of the Company or an affiliate, that has not been published or disclosed to the general public or the construction industry, provided that such term shall not include knowledge, skills, and information that is common to the trade or profession of the Executive.

9.                                      Remedies.                                       The Executive consents and agrees that if he violates any provisions of Sections 7 or 8 above, the Company shall be entitled, in addition to any other remedies that they may have, including money damages, to an injunction to be issued by a court of competent jurisdiction, restraining him from committing or continuing any violation of Sections 7 or 8 above.  If, at any time, the Executive violates or threatens to violate, to any material extent, any of the covenants or agreements set forth in Sections 7 or 8 above, the Company shall have the right to terminate the employment of the Executive for Cause in accordance with the provisions of Section 5 above.  In the event that the Executive is found to have breached any provision set forth in Section 7 above, the time period provided for in that provision shall be deemed tolled (i.e., it shall not begin to run) for so long as the Executive was in violation of that provision.

10.                               Assignment; Successors.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors.  The Company may not assign this Agreement without the Executive’s written consent, except that the Company’s obligations under this Agreement shall be the binding legal obligations of any successor to the Company by sale, and in the event of any transaction that results in the transfer of substantially all of the assets or business of the Company, the Company shall use its best efforts to cause the transferee to assume the obligations of the Company under this Agreement.  The Executive may not assign this Agreement during the Executive’s life.  Upon the Executive’s death, this Agreement shall inure to the benefit of the Executive’s heirs, legatees and legal representatives of the Executive’s estate.

11.                               Interpretation.  The laws of the State of Illinois shall govern the validity, interpretation, construction and performance of this Agreement, without regard to the conflict of laws principles thereof.  The Company and the Executive agree that the jurisdiction and venue for any disputes arising under, or any action brought to enforce, or otherwise relating to, this Agreement shall be exclusively by arbitration, or in the courts (as provided by Section 26 below) in the State of Illinois, Cook County, including the federal courts located therein or responsible therefor (should federal jurisdiction exist), and the Company and the Executive hereby submit and consent to said jurisdiction and venue.

12.                               Withholding.  The Company may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state or local law.  The Company may, at its option (a) require the Executive to pay to the Company in cash such amount as may be required to satisfy such withholding obligations or (b) make other satisfactory arrangements with the Executive to satisfy such withholding obligations.

13.                               Amendment or Termination.  This Agreement may be amended at any time by written agreement between the Company and the Executive.

14.                               Notices.  Notices given pursuant to this Agreement shall be in writing and shall be deemed received when personally delivered, or on the date of written confirmation of receipt by (a) overnight carrier, (b) telecopy, (c) registered or certified mail, return receipt requested, addressee only, postage prepaid, or (d) such other method of delivery that provides a written confirmation of delivery.  Notice to the Company shall be directed to:

R. Michael Murray, Jr.

McKinsey & Company

21 South Clark Street

Suite 2900

Chicago, Illinois 60603

With a copy to:

Ryan R. Lawrence

Textura Corporation

1405 Lake Cook Road

Deerfield, Illinois 60015

The Company may change the person(s) and/or address(es) to which the Executive must give notice under this Section 14 by giving the Executive written notice of such change, in accordance with the procedures described above.  Notices to or with respect to the Executive shall be directed to the Executive, or to the Executive’s executors, personal representatives or distributees, if the Executive is deceased, at the Executive’s home address on the records of the Company.

15.                               Severability.  If any provisions(s) of this Agreement shall be found invalid or unenforceable, in whole or in part, then it is the parties’ mutual desire that such provision(s) be modified to the extent and in the manner necessary to render the same valid and enforceable, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision(s) had been originally incorporated herein as so modified or restricted, or as if such provision(s) had not been originally incorporated herein, as the case may be.

16.                               Entire Agreement.  This Agreement sets forth the entire agreement and understanding between the Company and the Executive and supersedes all prior agreements and understandings, written or oral, relating to the subject matter hereof, including, without limitation, the Prior Agreement, which is hereby terminated.

17.                               Consultation With Counsel.  The Executive acknowledges that the Executive has had a full and complete opportunity to consult with counsel of the Executive’s own choosing concerning the terms, enforceability and implications of this Agreement, and the Company has made no representations or warranties to the Executive concerning the terms, enforceability or implications of this Agreement other than as are reflected in this Agreement.

18.                               No Waiver.  No failure or delay by the Company or the Executive in enforcing or exercising any right or remedy hereunder shall operate as a waiver thereof.  No modification, amendment or waiver of this Agreement or consent to any departure by the Executive from any of the terms or conditions thereof, shall be effective unless in writing and signed by the Chairman of the Board Compensation Committee.  Any such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

19.                               Effect on Other Obligations.  Payments and benefits herein provided to be paid to the Executive by the Company shall be made without regard to and in addition to any other payments or benefits required to be paid the Executive at any time hereafter under the terms of any other agreement between the Executive and the Company or under any other policy of the Company relating to compensation, or retirement or other benefits.

20.                               Survival.  All Sections of this Agreement survive beyond the Term except as otherwise specifically stated.

21.                               Headings and Certain Words.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning thereof.  All personal pronouns used in this Agreement, whether used in the masculine, feminine, or neuter gender, include all other genders where the context so requires.  The singular includes the plural, and vice versa, where the context so requires.  “Includes,” “including,” and variations thereof mean without limitation unless expressly stated otherwise.  “Hereof,” “herein,” and variations thereof refer to this entire Agreement unless the context requires otherwise.

22.                               Counterparts.  The parties may execute this Agreement in one or more counterparts, all of which together shall constitute but one Agreement.

23.                               409A Compliance.  To the extent any provision of this Agreement or action by the Company would subject the Executive to liability for interest or additional taxes under Code Section 409A, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Company.  It is intended that this Agreement will comply with Code Section 409A and the interpretive guidance thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and this Agreement shall be administered accordingly, and interpreted and construed on a basis consistent with such intent.  Each payment under Section 5 above or any Company benefit plan is intended to be treated as one of a series of separate payments for purposes of Code Section 409A and Treasury Regulation §1.409A-2(b)(2)(iii) (or any similar or successor provisions).  To the extent any reimbursements or in-kind benefit payments under this Agreement are subject to Code Section 409A, such reimbursements and in-kind benefit payments shall be made in accordance with Treasury Regulation §1.409A-3(i)(1)(iv) (or any similar or successor provisions).  This Agreement may be amended to the extent necessary (including retroactively) by the Company in order to preserve compliance with Code Section 409A.  The preceding shall not be construed as a guarantee of any particular tax effect for the Executive’s compensation and benefits and the Company does not guarantee that any compensation or benefits provided under this Agreement will satisfy the provisions of Code Section 409A.

24.                               Payments to Estate.  The executor of the Executive’s estate shall be entitled to receive all amounts owing to the Executive at the time of death under this Agreement in full settlement and satisfaction of all claims and demands on behalf of the Executive.  Such payments shall be in addition to any other death benefits of the Company and in full settlement and satisfaction of all severance benefit payments provided for in this Agreement.  In the event of the Executive’s death or a judicial determination of the Executive’s incompetence, reference in this Agreement to the “Executive” shall be deemed to refer, where appropriate, to the Executive’s estate or other legal representative.

25.                               Insurance; Indemnification.  To the fullest extent permitted by law, the Company shall indemnify the Executive (including the advancement of expenses) for any judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees, incurred by the Executive in connection with the defense of any lawsuit or other claim to which the Executive is made a party by reason of being or having been an officer, director or employee of the Company or any of its affiliates.  In addition, the Executive shall be covered by director and officer liability insurance to the maximum extent that such insurance maintained by the Company from time to time covers any officer or director (or former officer or director) of the

Company.  Any costs and expenses that are to be paid or reimbursed pursuant to the preceding provisions of this Section 25 shall be reimbursed in accordance with the requirements of Code Section 409A and Treasury Regulation §1.409A-3(i)(1)(iv) (or any similar or successor provisions).

26.                               Certain Tax Matters.  If at any time it is determined by the Company that any payment by the Company to the Executive pursuant to the terms of this Agreement or otherwise in conjunction with his employment (a “Payment”) would be subject to the excise tax imposed by Code Section 4999 by reason of being contingent on a change in ownership or control of the Company or its subsidiaries within the meaning of Code Section 280G (such excise tax, together with any interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Payment shall be reduced by the Company to the extent necessary so that no portion of the Payment is subject to the Excise Tax.  Such reduction shall only be made if the net amount of the Payment, as so reduced (and after deduction of applicable federal, state, and local income and payroll taxes on such reduced Payment other than the Excise Tax (collectively, the “Deductions”)) is greater than the excess of (a) the net amount of the Payment, without reduction (but after making the Deductions), over (b) the amount of Excise Tax to which the Executive would be subject in respect of such Payment.  In the event Payments are required to be reduced pursuant to this Section 26, the Executive shall designate the order in which such amounts or benefits shall be reduced in a manner consistent with Code Section 409A.  In the event that upon any audit of the Payments by the Internal Revenue Service, or by a state or local taxing authority, a change is formally determined to be required in the amount of taxes paid by the Executive, appropriate adjustments will be made under this Agreement such that the net amount that is payable to the Executive after taking into account the provisions of Code Section 4999 will reflect the intent of the parties as expressed in this Section 26.

27.                               Dispute Resolution.  In the event of any dispute or claim relating to or arising out of this Agreement, the Executive and Company agree that all such claims or disputes shall be fully and finally resolved by confidential binding arbitration conducted by the American Arbitration Association (“AAA”) in Chicago, Illinois in accordance with the AAA’s National Rules for the Resolution of Employment Disputes, provided that this arbitration provision shall not apply to, and Company shall be free to seek, injunctive or other equitable relief with respect to any actual or threatened breach or violation by the Executive of any applicable non-compete, non-solicitation, confidentiality or similar restrictive covenants with respect to the Executive, in any court having appropriate jurisdiction.  The Executive acknowledges that by accepting this arbitration provision he is waiving any right to a jury trial in the event of a covered dispute.  The arbitrator may, but is not required to, order that the prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in any arbitration arising out of this Agreement.  The arbitrator shall have the right only to interpret and apply the provisions of this Agreement and may not change any of its provisions.  The arbitrator shall permit reasonable pre-hearing discovery of facts, to the extent necessary to establish a claim or a defense to a claim, subject to supervision by the arbitrator.  The determination of the arbitrator shall be conclusive and binding upon the parties and judgment upon the same may be entered in any court having jurisdiction thereof.  The arbitrator shall give written notice to the parties stating the arbitrator’s determination, and shall furnish to each party a signed copy of such determination.  Any arbitration or action pursuant to this Section 26 shall be governed by and construed in accordance with the substantive laws of the State of Illinois and, where applicable, federal law, without giving effect to the principles of conflict of laws of Illinois.  The Company shall not be required to seek or participate in arbitration regarding any actual or threatened breach of any applicable non-compete, non-solicitation, confidentiality or similar restrictive covenants with respect to the Executive, but may pursue its remedies, including injunctive relief, for such breach in a court of competent jurisdiction in Chicago, Illinois, or in the sole discretion of the Company, in a court of competent jurisdiction where the Executive has committed or is threatening to commit a breach of the Executive’s covenants, and no arbitrator may make any ruling inconsistent with the findings or rulings of such court.  The Company and the Executive agree that all aspects of any arbitration procedure under this Agreement, including the hearing and the record of the proceedings, shall be confidential and will not be open to the public, except to the extent the parties agree otherwise in writing, or as may be appropriate in any subsequent proceedings between the parties, or as may otherwise be appropriate in response to a governmental agency or legal process or as may be required to be disclosed by the Company pursuant to applicable law, rule or regulation to which the Company is subject, including requirements of the Securities and Exchange Commission and any stock exchanges on which the Company’s securities are listed.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

EXECUTIVE	TEXTURA CORPORATION

/s/ William Eichhorn	By:	/s/ R. Michael Murray Jr.
William Eichhorn	R. Michael Murray, Jr.
Its: Chairman, Compensation Committee of the Board of Directors

Date: March 28, 2013	Date: March 28, 2013

EXHIBIT A

Confidential Separation Agreement And General Release

This Confidential Separation Agreement and General Release (this “Agreement”) is entered into by and between William Eichhorn (the “Executive”) and Textura Corporation (the “Company”).  In consideration of the promises, conditions and obligations set forth in this Agreement, the Executive and the Company agree as follows:

1.                                 Departure Date.  The parties agree and acknowledge that the Executive’s employment with the Company terminated effective [Insert Date] (the “Departure Date”).  Except as otherwise provided in this Agreement, the Executive acknowledges that, as of the Departure Date, his participation in all of the Company’s benefit and compensation plans ceased in accordance with the terms of the applicable plan.  As of the Departure Date, the Executive will have no authority to make and will not make any representations, offers, promises, commitments, obligations, agreements, adjustments, or contracts on behalf of the Company.  In addition, the Company will pay to the Executive all vested and accrued benefits which accrued prior to the Departure Date.

2.                                 No Reemployment.  The Executive agrees that he will not, at any time or in any manner, knowingly seek or apply for employment, reinstatement, reemployment or placement by or with the Company.

3.                                 Separation Amount.  In consideration for the Executive entering into this Agreement and abiding by all of its terms, the Company agrees to provide him with the separation payments and benefits set forth in Section 5 of the Employment Agreement by and between the Company and the Executive dated March 28, 2013 (the “Employment Agreement”), which the Executive acknowledges and agrees is consideration to which he is not otherwise entitled (the “Separation Amount”).  The parties agree and acknowledge that the Separation Amount constitutes sufficient consideration for the promises, releases and other obligations in this Agreement.

4.                                 Notices and Vacation Pay.  The Company agrees to pay to the Executive all earned vacation or paid time off that accrued but remained unused as of the Departure Date.  The Executive further acknowledges that the Company has advised him of his rights under COBRA, under separate cover.

5.                                 No Other Compensation or Benefits.  The Executive acknowledges and agrees that, except as otherwise provided for in this Agreement and the Employment Agreement, he is not and will not be owed any other compensation or benefits.

6.                                 No Other Promises.  The Executive agrees that no promise or inducement has been offered or made to him except as set forth in this Agreement and the Employment Agreement and that he is not relying on any other statement or representation by the Company or any person(s) acting on its behalf.

7.                                 Non-Assignment of Rights.  The Executive represents and warrants that he has not sold, assigned, transferred, conveyed or otherwise disposed of to any third party, any action, lawsuit, debt, obligation, agreement, guarantee, judgment, damage, or claim of any nature whatsoever relating to any matter covered in this Agreement.

8.                                 Non-Admission of Liability.  The Executive and the Company agree that this Agreement does not and shall not be deemed or construed as an admission of liability or responsibility by the Executive or the Company for any purpose.

9.                                 Release by the Executive.  In consideration of the Separation Amount, the Executive hereby releases and forever discharges the Company and its past, present and future partners, affiliates, successors, officers, directors, attorneys, agents and employees (collectively, the “Employer Parties”), from any and all claims or causes of action that he had, has or may have, known or unknown, relating to his employment with and/or termination from the Company up until the date of this Agreement, including but not limited to, any claims arising under Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991 and the Lilly Ledbetter Fair Pay Act of 2009, 42 U.S.C. § 2000(e), et seq.; the Federal Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act of 1990, 29 U.S.C. § 623, et seq.; the Americans with Disability Act, 42 U.S.C. § 12101, et seq.; the Civil Rights Act of 1866 (42 U.S.C. § 1981); the Fair Labor Standards Act of 1938, 29 U.S.C. § 201, et seq.; the Health Insurance Portability and Accountability Act, 42 U.S.C. 1320, et seq.; the Consolidated Omnibus Budget Reconciliation Act of 1985, 42 U.S.C. § 1395(c); Employee Order 11246; § 503 of the Rehabilitation Act of 1973, 29 U.S.C. §§ 701, et seq.; the Family and Medical Leave Act, 29 U.S.C. §§ 2601, et seq.; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1132(a)(1)(B), et seq.; the Fair Credit Reporting Act, 15 U.S.C. § 1681, et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq.; Sarbanes-Oxley Act of 2002, Public Law 107-204, including whistleblowing claims under 18 U.S.C. §§ 1514A and 1513(e); the Illinois Human Rights Act, 775 ILCS 5/1-103, et seq.; the Cook County Human Rights Ordinance, Ord. No. 93-0-13; the Illinois Wage Payment and Collection Act, 820 ILCS 115/1, et seq.; the United States Constitution, including any rights of privacy thereunder; claims for breach of express or implied contract, including breach of the covenant of good faith and fair dealing; claims for discrimination, retaliation or harassment of any kind; claims for defamation or other personal or business injury of any kind; claims for unpaid wages, medical expenses, or other benefits or compensation; any claims arising out of any and all employee handbooks, policy and procedure manuals, and other policies and practices of the Company and the Employer Parties; claims for attorneys’ fees and costs; and any and all claims arising under any other federal, state, local, foreign or international laws, statutes, regulations, or ordinances, as well as any and all common law legal or equitable claims to any form of legal or equitable relief, damages, compensation or benefits (except as set forth in Section 9(b) below).

(a)                                 No Pending Claims.  The Executive represents that, as of the date he signs this Agreement, he has no charges, claims or lawsuits of any kind pending against the Company or any of the Employer Parties that would fall within the scope of the release set forth in Section 9.

(b)                                 Exclusion for Certain Claims. Notwithstanding the foregoing, the Company and the Executive agree that the release set forth in Section 9 shall not apply to any claims arising after the date the Executive signs this Agreement, nor shall anything herein prevent the Executive or the Company from instituting any action to enforce the terms of this Agreement.  In addition, the Executive and the Company agree that nothing herein shall be construed to prevent the Executive from enforcing his rights, if any, under the Employee Retirement Income Security Act of 1974, to recover any vested benefits.  Further, the Executive and the Company agree that nothing herein shall preclude the Executive from challenging the validity of the Agreement under the ADEA.  Finally, the parties agree and acknowledge that the release set forth in Section 9 shall not be construed to prevent the Executive from participating in or cooperating with any state or federal agency investigation or charge of discrimination.  However, the Executive understands and agrees that he is releasing the Company from any and all claims by which he is giving up the opportunity to recover any compensation, damages, or any other form of relief in any proceeding brought by him or on his behalf.

10.                          Non-Disparagement.  The Executive will not make, or cause to be made, any statement or communicate any information (whether oral or written) that disparages, reflects negatively upon or otherwise impairs the reputation, goodwill or commercial interests of the Company or any of its employees or officers.  Neither the Company’s Board of Directors nor the senior executive officers of the Company will make, or cause to be made, any statement or communicate any information (whether oral or written) that disparages, reflects negatively upon or otherwise impairs the reputation, goodwill or commercial interests of the Executive.

11.                          Confidentiality.

(a)                                 Confidentiality of Agreement.  The Executive and the Company agree that the terms of this Agreement are confidential and shall be accorded the utmost confidentiality.  The Executive agrees not to disclose these matters to any third party except for his immediate family members, tax or legal advisor(s), or except as disclosure of such matters may be required by law.  The Executive further agrees and declares that he, his agents, and anyone else he has told have not and will not violate any of the conditions of this Section 11.  The Executive understands that a violation of this Section 11 would cause irreparable harm to the Company in an amount incapable of precise determination.

(b)                                 Non-Disclosure of Company Confidential Information.  The Executive agrees that he shall not at any time use or disclose any Confidential Information (as defined below) of the Company, its related companies or its affiliates, except as may be required in the course of any litigation (including administrative investigations, hearings and arbitrations), in which event the Executive agrees to immediately notify the Company of the purported requirement and he agrees to fully cooperate with the Company, its officers, attorneys, representatives, or agents, as requested.  “Confidential Information” means information not generally known outside of the Company, its related companies or affiliates, relating to their finances, methods or manner of doing business, pricing, products, personnel policies or information, planning, processes or other similar matters.  This includes, but is not limited to, any and all financial records and data; sales records and data; customer lists; sales and/or marketing plans, forecasts and/or projections; market data and/or studies; technical and other proprietary information, including but not limited to formulas, proprietary manufacturing processes and proprietary equipment; trade secrets; product lists and data; contracts; personnel information; project or product development information; written proposals and studies; other strategic business information; and proprietary software developed by or for the benefit or use of the Company.  The Executive acknowledges that his breach of this provision would cause irreparable harm to the Company, incapable of being compensated solely by an award of money damages and he therefore agrees that the Company shall be entitled to injunctive relief and/or equitable relief (without the necessity of proving any actual damages or that money damages would not afford an adequate remedy), and recovery of such monetary relief as is able to prove at trial.  The Executive agrees that, should a court of competent jurisdiction determine that the Company has breached this provision, the Company shall be entitled to recover the costs it incurred (including but not limited to reasonable attorneys’ fees) to enforce this provision

12.                          Notices.  All notices, requests, demands and other communications regarding this Agreement shall be in writing and delivered in person, sent by registered or certified mail, postage prepaid, return receipt requested, or facsimile, and addressed as follows:

To the Company:                                                                                                  Textura Corporation

1405 Lake Cook Road

Deerfield, Illinois 60015

Attention:

To Executive:                                                                                                                    William Eichhorn

[Insert Address]

13.                          General and Miscellaneous.  The Executive and the Company agree that this Agreement and the Employment Agreement constitute the entire agreement between the Executive and the Company, and that this Agreement supersedes any and all prior and/or contemporaneous written and/or oral agreements relating to the Executive’s employment with the Company and termination therefrom, except to the extent any provisions of the Employment Agreement survive past the Executive’s termination of employment in accordance with their terms.  This Agreement shall be binding upon, enforceable by, and inure to the benefit of the Executive and the Company and their successors and permitted assigns.  This Agreement may not be modified except by written document, signed by the Executive and the Company.  A waiver of any claim arising out of this Agreement must be in writing signed by the party to be bound by such waiver.

14.                          Severability.  If any provision of this Agreement is found to be unenforceable, in whole or in part, then that provision will be eliminated, modified or restricted in whatever manner is necessary to make the provision and/or the remaining provisions enforceable to the maximum extent allowable by law.

15.                          Applicable Law.  The Executive and the Company agree that this Agreement shall be governed by the laws of the State of Illinois, without reference to conflict of law principles.

16.                          Nonwaiver.  The waiver by the Company of a breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver of any subsequent breach by the Executive, and the wavier by the Executive of a breach of any provision of this Agreement by the Company shall not operate or be construed as a waiver of any subsequent breach by the Company.

17.                          Jurisdiction. In the event of any dispute or claim relating to or arising out of this Agreement, the Executive and Company agree that all such claims or disputes shall be fully and finally resolved by confidential binding arbitration conducted by the American Arbitration Association (“AAA”) in Chicago, Illinois in accordance with the AAA’s National Rules for the Resolution of Employment Disputes, provided that this arbitration provision shall not apply to, and Company shall be free to seek, injunctive or other equitable relief with respect to any actual or threatened breach or violation by the Executive of any applicable non-compete, non-solicitation, confidentiality or similar restrictive covenants with respect to the Executive, in any court having appropriate jurisdiction.  The Executive acknowledges that by accepting this arbitration provision he is waiving any right to a jury trial in the event of a covered dispute.  The arbitrator may, but is not required to, order that the prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in any arbitration arising out of this Agreement.  The arbitrator shall have the right only to interpret and apply the provisions of this Agreement and may not change any of its provisions.  The arbitrator shall permit reasonable pre-hearing discovery of facts, to the extent necessary to establish a claim or a defense to a claim, subject to supervision by the arbitrator.  The determination of the arbitrator shall be conclusive and binding upon the parties and judgment upon the same may be entered in any court having jurisdiction thereof.  The arbitrator shall give written notice to the parties stating the arbitrator’s determination, and shall furnish to each party a signed copy of such determination.  Any arbitration or action pursuant to this Section 17 shall be governed by and construed in accordance with the substantive laws of the State of Illinois and, where applicable, federal law, without giving effect to the principles of conflict of laws of Illinois.  The Company shall not be required to seek or participate in arbitration regarding any actual or threatened breach of any applicable non-compete, non-solicitation, confidentiality or similar restrictive covenants with respect to the Executive, but may pursue its remedies, including injunctive relief, for such breach in a court of competent jurisdiction in Chicago, Illinois, or in the sole discretion of the Company, in a court of competent jurisdiction where the Executive has committed or is threatening to commit a breach of the Executive’s covenants, and no arbitrator may make any ruling inconsistent with the findings or rulings of such court.  The Company and the Executive agree that all aspects of any arbitration procedure under this Agreement, including the hearing and the record of the proceedings, shall be confidential and will not be open to the public, except to the extent the parties agree otherwise in writing, or as may be appropriate in any subsequent proceedings between the parties, or as may otherwise be appropriate in response to a governmental agency or legal process or as may be required to be disclosed by the Company pursuant to applicable law, rule or regulation to which the Company is subject, including requirements of the Securities and Exchange Commission and any stock exchanges on which the Company’s securities are listed.

18.                          Knowing and Voluntary Action.  The Executive acknowledges that (a) he has been advised in writing to consult an attorney before signing this Agreement; (b) he has read this Agreement; (c) he has been given a sufficient period of time, up to twenty-one (21) days as set forth below, to consider this Agreement; (d) he understands the meaning and application of this Agreement; and (e) he is signing this Agreement of his own free will, with the intent of being bound by it.

19.                          Consideration Period.  The Executive acknowledges that he has been given a period of at least twenty-one (21) days to consider the terms of this Agreement and, if the Executive should execute it prior to the expiration of the twenty-one day consideration period, the Executive knowingly waives his right to consider this Agreement for twenty-one (21) days.  The parties further agree that any changes to the terms of the offer set forth in this Agreement, material or immaterial, shall not restart the running of this twenty-one (21) day consideration period.  Upon the expiration of this twenty-one day (21) consideration period, the offer set forth in this Agreement will expire and terminate.

20.                          Revocation Period.  The Executive further acknowledges that the Executive may, for a period of seven (7) days following the execution of this Agreement, revoke acceptance thereof.  This revocation must be done in writing and delivered before the close of business on the seventh (7th) day to the individuals identified in Section 12.  This Agreement shall not become effective until the expiration of this seven (7) day revocation period.  If the Executive exercises his right to revoke this Agreement within this seven (7) day revocation period, all terms of this Agreement shall be void and of no effect, and the Company shall have no obligations hereunder.

21.                          Effective Date.  The Executive agrees and acknowledges that this Agreement shall become effective upon the expiration of the revocation period described in Section 20, provided that the Executive has signed this Agreement within the consideration period described in Section 19 and has not validly revoked that acceptance within the revocation period described in Section 20.

22.                          Counterparts.  This Agreement may be signed in counterparts, each counterpart being an original.

23.                          Headings.  Section, paragraph, and other captions or headings contained in this Agreement are inserted as a matter of convenience and for reference, and in no way define, limit, extend or otherwise describe the scope or intent of this Agreement or any provision hereof and shall not affect in any way the meaning or interpretation of this Agreement.

24.                          Code Section 409A Compliance.  To the extent any provision of this Agreement or action by the Company would subject the Executive to liability for interest or additional taxes under Section 409A of the Internal Revenue Code (the “Code”), it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Company.  It is intended that this Agreement will comply with Code Section 409A and the interpretive guidance thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and this Agreement shall be administered accordingly, and interpreted and construed on a basis consistent with such intent.  Each payment of any amount that constitutes a Separation Amount or any Company benefit plan is intended to be treated as one of a series of separate payments for purposes of Code Section 409A and Treasury Regulation §1.409A-2(b)(2)(iii) (or any similar or successor provisions).  To the extent any reimbursements or in-kind benefit payments under this Agreement are subject to Code Section 409A, such reimbursements and in-kind benefit payments shall be made in accordance with Treasury Regulation §1.409A-3(i)(1)(iv) (or any similar or successor provisions).  The preceding shall not be construed as a guarantee of any particular tax effect for the Executive’s compensation and benefits and the Company does not guarantee that any compensation or benefits provided under this Agreement will satisfy the provisions of Code Section 409A.

IN WITNESS WHEREOF, the parties have executed and agreed to this Agreement.

William Eichhorn	Textura Corporation

By:

Its:

Date:	Date: